Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-225049 on Form S-1 and into Registration Statement Nos. 333-103939, 333-157978, 333-109173, and 333-176386 on Form S-8 of our report dated March 22, 2019, relating to the 2018 consolidated financial statements of Jones Soda Co. and subsidiaries ("the Company") (which expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 30, 2020